As filed with the Securities and Exchange Commission on August 20, 2004
Registration No. 333- _____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Commonwealth Telephone Enterprises, Inc.
(Exact Name of Registrant as specified in its charter)

Pennsylvania	23-2093008
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
100 CTE Drive Dallas, Pennsylvania 18612-9774 (Address including zip code of Principal Executive Offices)

Commonwealth Telephone Enterprises, Inc. Non-Management Directors’ Stock Compensation Plan (Full title of the plan)

Raymond B. Ostroski, Esq. Senior Vice President, General Counsel and Corporate Secretary Commonwealth Telephone Enterprises, Inc. 100 CTE Drive Dallas, Pennsylvania 18612-9774 (570) 631-2700

(Name, address and telephone number, including area code, of agent for service)

Copy to: Barbara Nims, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 212-450-4000

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $1.00 per share (“Common Stock”)	250,000	$43.59	$10,897,500	$1,380.72
(1)	Plus an indeterminate number of additional shares which may be offered or issued to prevent dilution from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, on the basis of the high and low sales prices of the Company’s Common Stock as reported by NASDAQ on August 13, 2004.

PART I

     The information specified in Item 1 and Item 2 of Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “1933 Act”) and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (the “Commission”) by Commonwealth Telephone Enterprises, Inc. (the “Company” or the “Registrant”) pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), are incorporated herein by reference.

     (1) The Company’s Annual Report on Form 10-K for the year ended December 31, 2003;

     (2) The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004;

     (3) All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since December 31, 2003; and

     (4) The description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A, dated September 25, 1998.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

     Raymond B. Ostroski, Esq., has given his opinion about certain legal matters affecting the shares of the Company’s Common Stock registered under this Registration Statement. Mr. Ostroski is Senior Vice President, General Counsel and Corporate Secretary of the Registrant and beneficially owns, or has the right to acquire, a number of shares of the Company’s Common Stock which represents less than 1% of the total outstanding Common Stock of the Company.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1741 of the Business Corporation Law of the Commonwealth of Pennsylvania (“BCLCP”) provides that, in addition to the mandatory indemnification provided in Section 1743 of the BCLCP, a corporation may indemnify a director or officer who was or is a party or is threatened to be made a party to any action or proceeding, whether civil, criminal, administrative or investigative, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding, provided he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 1742 of the BCLCP provides that, in addition to the mandatory indemnification provided in Section 1743 of the BCLCP, a corporation may indemnify a director or officer made, or threatened to be made, a party to any derivative action, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of the action, provided he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation.

     In addition, Article V of the Bylaws of the Registrant provides that, except as prohibited by law, no director (or former director) shall be liable to the Registrant corporation or its shareholders for monetary damages for or resulting from any act, omission or failure to act by reason of the fact that he is or was a director. This indemnification does not apply to (i) any breach of duty or failure to perform a duty that constitutes self-dealing, willful misconduct or recklessness, or (ii) any criminal responsibility or liability or the payment of taxes pursuant to local, state or federal law.

     Article V of the Bylaws specifies that any person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant (or serving at the request of the Registrant) shall be indemnified and held harmless to the fullest extent permitted by Pennsylvania law. Such person shall be entitled to be paid in advance of the final disposition of such proceedings to the fullest extent authorized by Pennsylvania Law. Other individuals serving as employees or agents of the Registrant, or serving as such at another corporation, partnership, limited liability company, joint venture, trust, or other enterprise at the request of the Registrant, may be indemnified by action of the Board of Directors of the Registrant to the extent and to the effect it determines appropriate and authorized by Pennsylvania law.

     Article V of the Bylaws further specifies that the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Company (or is or was serving at the request of the Company as a director, officer or employee of another entity) against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under Pennsylvania law.

     Neither amendment nor repeal of Article V, nor the adoption of any provision that is inconsistent with Article V, shall eliminate or reduce the effect of Article V in respect of any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8. EXHIBITS

4.1	Amended and Restated Articles of Incorporation (filed with the Corporation Bureau of the Pennsylvania Department of State on September 3, 2003 and incorporated herein by reference to Exhibit 3.12 to the Company’s Form S-1 Registration Statement, Registration No. 333-110325, as filed with the Commission on November 7, 2003).*

4.2	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.1 of the Company’s Form 8-K, File Number 0-11053, filed with the Commission on December 3, 2003).*

5.1	Opinion of Raymond B. Ostroski, Esq. as to the legality of the Common Stock being registered pursuant hereto.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Raymond B. Ostroski, Esq. (included in his opinion filed as Exhibit 5.1).

24.1	Power of Attorney for Walter Scott, Jr.

24.2	Power of Attorney for James Q. Crowe.

24.3	Power of Attorney for Frank M. Henry.

24.4	Power of Attorney for Richard R. Jaros.

24.5	Power of Attorney for Daniel E. Knowles.

24.6	Power of Attorney for David C. McCourt.

24.7	Power of Attorney for David C. Mitchell.

24.8	Power of Attorney for Eugene Roth.

24.9	Power of Attorney for John J. Whyte.

99.1	Commonwealth Telephone Enterprises, Inc. Non-Management Directors’ Stock Compensation Plan (incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, File No. 0-11053).*

* Incorporated by reference.

ITEM 9. REQUIRED UNDERTAKINGS

     (a) The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned company hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the 1933 Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Commonwealth of Pennsylvania, on the 20th day of August, 2004.

By:	/s/ Michael J. Mahoney

Name:	Michael J. Mahoney
Title:	President and Chief Executive Officer

     Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

President and Chief Executive
/s/ Michael J. Mahoney	Officer	August 20, 2004

Michael J. Mahoney

Executive Vice President and Chief
/s/ Donald P. Cawley	Accounting Officer	August 20, 2004

Donald P. Cawley

*	Director	August 17, 2004

Walter Scott, Jr.

*	Director	August 17, 2004

James Q. Crowe

*	Director	August 17, 2004

Frank M. Henry

*	Director	August 17, 2004

Richard R. Jaros

*	Director	August 17, 2004

Daniel E. Knowles

*	Director	August 17, 2004

David C. McCourt

*	Director	August 17, 2004

David C. Mitchell

*	Director	August 17, 2004

Eugene Roth

*	Director	August 17, 2004

John J. Whyte

*By:	/s/ Michael J. Mahoney

Name: Michael J. Mahoney
Title: Attorney-in-Fact

Date:	August 17, 2004

EXHIBIT INDEX

4.1	Amended and Restated Articles of Incorporation (filed with the Corporation Bureau of the Pennsylvania Department of State on September 3, 2003 and incorporated herein by reference to Exhibit 3.12 to the Company’s Form S-1 Registration Statement, Registration No. 333-110325, as filed with the Commission on November 7, 2003).*

4.2	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.1 of the Company’s Form 8-K, File Number 0-11053, filed with the Commission on December 3, 2003).*

5.1	Opinion of Raymond B. Ostroski, Esq. as to the legality of the Common Stock being registered pursuant hereto.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Raymond B. Ostroski, Esq. (included in his opinion filed as Exhibit 5.1).

24.1	Power of Attorney for Walter Scott, Jr.

24.2	Power of Attorney for James Q. Crowe.

24.3	Power of Attorney for Frank M. Henry.

24.4	Power of Attorney for Richard R. Jaros.

24.5	Power of Attorney for Daniel E. Knowles.

24.6	Power of Attorney for David C. McCourt.

24.7	Power of Attorney for David C. Mitchell.

24.8	Power of Attorney for Eugene Roth.

24.9	Power of Attorney for John J. Whyte.

99.1	Commonwealth Telephone Enterprises, Inc. Non-Management Directors’ Stock Compensation Plan (incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, File No. 0-11053).*

* Incorporated by reference.